Nuveen Enhanced CLO Income Fund 486BPOS

Exhibit 99.(k)(4)

AMENDMENT

To

Amended and Restated Agency Agreement

Between

Each of the Nuveen Investment Products Listed on Attachment II to the Agreement

And

SS&C GIDS, Inc.

This Amendment is made as of this 17th day of January, 2025, to the Amended and Restated Agency Agreement dated November 30, 2017, as amended (the “Agreement”) between each of the Nuveen Investment Products listed on Attachment II to the Agreement (collectively, the “Funds”) and SS&C GIDS, Inc. (previously known as SS&C GIDS, Inc., “SS&C”). The parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Parties. Any references to DST Systems, Inc. or DST are hereby deleted in their entirety and replaced with SS&C GIDS, Inc. and SS&C respectively.

2.	Attachment II. The current Attachment II to the Agreement is hereby replaced and superseded with the Attachment II attached hereto, effective as of January 17, 2021.

3.	All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment.

4.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officers on one or more counterparts as of the date and year first above written.

EACH OF THE NUVEEN INVESTMENT		SS&C GIDS, INC.
PRODUCTS LISTED ON ATTACHMENT II
TO THE AGREEMENT

By:		By:

Name:	Tina M Lazar	Name:	Bhagesh Malde

Title:	Vice President	Title:	Authorized Signatory

As an Authorized Officer on behalf of each of the Investment Products listed on Attachment II

Confidential (C)

ATTACHMENT II

List of Funds

Effective Date: January 17, 2025

NUVEEN GLOBAL CITIES REIT, INC.

NUVEEN ENHANVED HIGH YEILD MUNICIPAL BOND FUND

NUVEEN ENHANCED CLO INCOME FUND

Confidential (C)